Exhibit 2

Standstill Agreement

This STANDSTILL AGREEMENT is entered into as of August 6, 2023 (this "Agreement"), by and between Saba Capital Management, L.P. ("Saba") and Kayne Anderson Capital Advisors, L.P. ("KACALP" and, together with Saba, the "Parties" and individually a "Party").

Whereas, on April 24, 2023, Kayne Anderson NextGen Energy & Infrastructure, Inc. (the "Fund") and Kayne Anderson Energy Infrastructure Fund, Inc. (the "Surviving Fund") entered into that certain Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, (a) the Fund will be merged with and into a wholly owned subsidiary of the Surviving Fund, with the Fund continuing as the surviving company in such merger and as a wholly owned subsidiary of the Surviving Fund, (b) the Fund's stockholders will be entitled to receive in exchange for each of their outstanding shares of the Fund's common stock either (i) shares of the Surviving Fund's common stock equal to 100% of the net asset value ("NAV") per share of the Fund's common stock (the "Stock Consideration"), with cash for fractional shares, or (ii) an amount of cash equal to 95% of the NAV per share of the Fund's common stock, subject to adjustment and proration procedures set forth in the Merger Agreement ("Cash Consideration"), in each case on the terms set forth in the Merger Agreement, and (c) the Surviving Fund will issue additional shares in connection with the foregoing (the foregoing clauses (a), (b) and (c), together with the other transactions contemplated by the Merger Agreement, collectively, the "Merger Transaction");

Whereas, KACALP is an Affiliate (as defined below) of the investment adviser to both the Fund and the Surviving Fund;

Whereas, the respective boards of directors of the Fund and the Surviving Fund have approved of the Merger Transaction;

Whereas, the Fund and the Surviving Fund will host a combined Special Meeting of Stockholders (the "Joint Meeting") to consider and approve proposals related to the Merger Transaction;

Whereas, as of the close of business on the date hereof, the Surviving Fund has 195,535,883 authorized shares of common stock, $0.001 par value per share (the "Surviving Fund Common Shares"), and the Fund has 198,340,343 authorized shares of common stock, $0.001 par value per share (the "Fund Common Shares" and, together with the Surviving Fund Common Shares, the "Common Shares"); and

Whereas, as of the close of business on the date hereof, Saba may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, in the aggregate, 350,589 Surviving Fund Common Shares, and 4,593,000 Fund Common Shares, in each case which includes Common Shares held by one or more private funds and other accounts managed by Saba, and one or more public funds registered under the 1940 Act (as defined below) (the "Saba RICs").  For the avoidance of doubt, the Saba RICs are not a party to, are not restricted by and are not governed by, the terms of this Agreement.

Now, Therefore, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Additional Agreements

1.1 Standstill.  Saba covenants and agrees that during the period from the date of the Agreement through the date that is the earliest of (a) 18 months after the consummation of the Merger Transaction, (b) the termination of any Purchase Agreement in accordance with its terms without consummation of the transaction specified therein, and (c) the termination of the Merger Agreement in accordance with its terms without consummation of the Merger Transaction (the "Effective Period"), it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents (acting on Saba's behalf), affiliated persons (as defined in the Investment Company Act of 1940 (the "1940 Act") and which, for the avoidance of doubt, shall exclude the Saba RICs but shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons) and representatives under Saba's control (all such persons, collectively, the "Saba Entities"), and any other persons controlling, controlled by or under common control (all such other persons related in that manner to another person, "Affiliates") with Saba or Saba Capital Management GP, LLC or Boaz R. Weinstein, which shall not include the Saba RICs, not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person (which for the avoidance of doubt includes, without limitation, entities and individuals) take any of the actions set forth below), unless specifically permitted in writing in advance by the Fund and KACALP (subject to Section 1.1(k)), take any of the actions with respect to the Fund or the Surviving Fund as set forth below:

(a) effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to cause (other than as specifically contemplated by this Agreement):

(i) any "solicitation" of "proxies" or become a "participant" in any such "solicitation" as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund or the Surviving Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii) knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the recommendation of the management or boards of the Fund and/or the Surviving Fund with respect to the Fund or Surviving Fund in connection with such matter or encouragement or advice solely amongst Saba and its Affiliates and the Saba Entities) with respect to the Fund or the Surviving Fund;

(iii) any (A) tender or exchange offer for securities of the Fund or the Surviving Fund, (B) short sale that derives substantially all of its value from a decline in the market price of the Fund or the Surviving Fund (for the avoidance of doubt, Saba and its Affiliates may short sell broad based indices); or (C) recapitalization, restructuring, open-ending, liquidation, dissolution or other similar extraordinary transaction with respect to the Fund or the Surviving Fund (it being understood that the foregoing shall not restrict any person (including Saba and its Affiliates) from tendering or exchanging Common Shares, receiving payment for Common Shares or otherwise participating in any such transaction on the same basis as other shareholders of the Fund or the Surviving Fund or from participating in any such transaction that has been approved by the Fund's or the Surviving Fund's board of directors, as applicable, in each case subject to the terms of this Agreement); or

(iv) any direct or indirect acquisition of, or agreement to acquire, whether by purchase, tender or exchange offer or otherwise, (A) any Fund Common Shares, or (B) any Surviving Fund Common Shares that would result in Saba and the Saba Entities, together with their Affiliates, owning, at any time, more than 4.9% of the Surviving Fund Common Shares.

(b) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of Saba and its Affiliates and the Saba Entities) with respect to the securities of the Fund or the Surviving Fund or in connection with seeking the election or removal of any director of the Fund or the Surviving Fund;

(c) deposit any securities of the Fund or the Surviving Fund in any voting trust or subject any securities of the Fund or the Surviving Fund to any arrangement or agreement with respect to the voting of the securities of the Fund or the Surviving Fund, including, without limitation, lend any securities of the Fund or the Surviving Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Fund or the Surviving Fund (other than any such voting trust, arrangement or agreement solely among the members of Saba and its Affiliates and the Saba Entities);

(d) seek, alone or in concert with others, (i) election or appointment to, or representation on, the boards of the Fund and/or the Surviving Fund, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the boards of the Fund and/or the Surviving Fund, or (ii) the removal or resignation of any member of the boards of the Fund and/or the Surviving Fund, or knowingly encourage any such actions in clause (i) or (ii) specifically with regard to the Fund or the Surviving Fund;

(e) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Fund or the Surviving Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.2 and Section 2.3) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the Effective Period;

(f) make a request for a shareholder list or other books and records of the Fund or the Surviving Fund under Delaware, New York, Texas or Maryland law or any other statutory or regulatory provision or otherwise;

(g) seek to control or influence the investment adviser or the boards of the Fund and/or the Surviving Fund, or policies of the Fund or the Surviving Fund;

(h) institute, solicit, knowingly assist or join any litigation, arbitration or other proceeding against or involving the Fund or the Surviving Fund any of the current or former directors or officers (including derivative actions) of the Fund or the Surviving Fund; provided, however, that for the avoidance of doubt the foregoing shall not prevent Saba from (A) bringing litigation to enforce the provisions of this Agreement or any Purchase Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Fund against Saba, or (C) responding to or complying with a validly issued legal process;

(i) make any public statement or public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the boards of the Fund and/or the Surviving Fund, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the Fund or the Surviving Fund, (iii) any other material change in the Fund's or the Surviving Fund's management, business or corporate structure with respect to the Fund or the Surviving Fund, or (iv) any waiver, amendment or modification to the charter or bylaws of the Fund or the Surviving Fund (in each case of the foregoing clauses (i) through (iv), other than as specifically contemplated by this Agreement);

(j) enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(k) publicly, or privately in a manner that is intended to or would reasonably be expected to require any public disclosure by the Fund or the Surviving Fund or Saba, request (x) that the Fund or the Surviving Fund, the boards of the Fund and/or the Surviving Fund or any of their respective representatives amend or waive any provision of this Section 1.1 (including this sentence) or (y) the boards of the Fund and/or the Surviving Fund to specifically invite Saba or any of its Affiliates to take any of the actions prohibited by this Section 1.1.

Nothing herein shall be deemed to prohibit Saba and its Affiliates from communicating privately with the directors, officers, and investment adviser of the Fund or the Surviving Fund, provided that, except as otherwise agreed between the Parties, those private communications would not reasonably be expected to require any public disclosure obligations in respect of the content of such communications for the Fund, the Surviving Fund or any Party.  In addition, the covenants set forth in this Section 1.1 shall not be deemed to prevent the voting of any Common Shares held by the Saba RICs proportionately in accordance with "mirror voting" as contemplated by Section 12(d)(1)(E)(iii)(aa) of the 1940 Act ("Mirror Voting") in accordance with their respective proxy voting policies.

1.2 Support and Voting.

(a) Saba covenants and agrees that during the Effective Period, it will, and will cause its Affiliates and the Saba Entities (except, for the avoidance of doubt, the Saba RICs) to:

(i) appear by proxy or otherwise at the Joint Meeting or at any other annual or special meeting of shareholders of the Fund or the Surviving Fund, in each case, concerning the Merger Transaction (or any vote in connection therewith), and cause all shares it and the Saba Entities and their respective Affiliates beneficially own and are entitled to vote as of the record date for such meeting to be counted as present thereat for purposes of a quorum for the Merger Transaction (or any other vote in connection therewith); and

(ii) except for any action that would be in contravention of this Agreement, vote or cause to be voted at the Joint Meeting or at any other annual or special meeting of shareholders of the Fund or the Surviving Fund, all of the shares it and the Saba Entities beneficially own and are entitled to vote as of the record date for such meeting (except, for the avoidance of doubt, for the Saba RICs, which will use Mirror Voting) (A) in favor of the Merger Transaction (or any other vote in connection therewith) and (B) against any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the boards of the Fund and/or the Surviving Fund with respect to the Merger Transaction (or any other vote in connection therewith).  For the avoidance of doubt, if Saba or any Saba Entity lends any shares of the Fund or the Surviving Fund to any third party, Saba shall (and shall cause such Saba Entity to) recall any such stock loan in advance of the record date for any vote of or consent by the shareholders of the Fund or the Surviving Fund so that Saba and the Saba Entities shall have full voting rights with respect to all such loaned shares (except for the Saba RICs).

(b) Saba acknowledges and agrees, on its own behalf and on behalf of its Affiliates and the Saba Entities (except, for the avoidance of doubt, the Saba RICs), that such persons have no appraisal rights with respect to the Merger Transaction, nor any rights to dissent with respect to the Merger Transaction.

(c) Saba covenants and agrees that it will, and will cause its Affiliates and the Saba Entities (except, for the avoidance of doubt, the Saba RICs) to, (i) timely and duly submit their respective Election Forms (as defined in and contemplated by Section 1.1(c) of the Merger Agreement) in accordance with the Merger Agreement, and (ii) when so submitting their respective Election Forms, elect to receive solely Cash Consideration thereunder.

1.3 Audit.  Upon the written request of the Fund or the Surviving Fund, which shall be no more frequently than once each fiscal year of the Fund or the Surviving Fund, respectively, Saba will notify the Fund or the Surviving Fund in writing of the number of shares beneficially owned by it and its Affiliates and the Saba Entities.  Saba shall use its commercially reasonable efforts, including taking all actions reasonably practical, to prevent its present and future general partners, members, directors, officers and Affiliates, and any Saba Entity, from engaging in conduct otherwise prohibited by this Agreement.

1.4 Saba Representations and Warranties.  Saba represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Saba in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d) Saba or a Saba Entity beneficially owns, directly or indirectly, and has the power to vote all the Common Shares as described in the recitals to this Agreement (except for shares of the Saba RICs, which shall be subject to Mirror Voting in accordance with the proxy voting policies presently in place at the Saba RICs), and its ownership of Common Shares has at all times complied with applicable provisions of the 1940 Act.

(e) As of the date hereof, neither Saba nor any of its Affiliates or any of the Saba Entities is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the shares of the Fund or the Surviving Fund.

1.5 KACALP Representations and Warranties.  KACALP represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

1.6 Dividend Reinvestment Plan.

(a) Saba covenants and agrees that during the Effective Period, it will, and will cause its Affiliates and the Saba Entities (except, for the avoidance of doubt, the Saba RICs) to, (i) elect to receive their respective dividends or distributions in cash under the Fund's Dividend Reinvestment Plan either (A) in accordance with Section 6 of the Plan, by notifying or causing to be notified American Stock Transfer & Trust Company, as the plan administrator and the Fund's transfer agent and registrar, in writing of such election within two (2) business days of receiving notice of such dividend or distribution, or (B) by notifying the applicable custodian or broker-dealer through which such an instruction would be typically submitted, and (ii) upon reasonable written request, timely complete, execute and deliver, as believed necessary by the Parties, any documents, elections or other instruments necessary to give effect to the foregoing.

Section 2. Public Announcement

2.1 No Party shall issue any press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other Party.  Nothing in this Agreement shall limit or prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer reorganization conducted pursuant to a registration statement on Form N-14, (b) any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or as otherwise legally required and (c) subject to Sections 1.1 and 4.1 of this Agreement, any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

2.2 Saba shall promptly prepare and file an amendment to its applicable Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") for the Fund reporting the entry into this Agreement, and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to the Fund.  Saba shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

2.3 The Parties acknowledge and agree that the Fund plans to solicit shareholder approval for and consummate the Merger Transaction and that the Surviving Fund plans to solicit shareholder approval and consummate the Merger Transaction.

Section 3. Termination

3.1 This Agreement shall remain in full force and effect until:

(a) the end of the Effective Period;

(b) such earlier or later other date as may be established by mutual written agreement of KACALP and Saba;

(c) KACALP amends the Merger Agreement in any material respect that has an adverse effect on Saba or any of the Saba Entities, without the prior written consent of Saba;

(d) KACALP or any Buying KACALP Person (as defined in the Purchase Agreements) breaches its obligation to deliver to Saba or the Selling Saba Entities (as defined below) the Purchase Price under and in accordance with any Purchase Agreement, other than pursuant to a bona fide dispute thereunder, and fails to cure such failure within three (3) business days of written notice thereof; or

(e) the Surviving Fund's registration statement on Form N-14 with respect to the Merger Transaction does not become effective with the SEC on or before September 30, 2023.

3.2 Section 5 and this Section 3.2 will survive the termination of this Agreement.

Section 4. No Disparagement

4.1 During the Effective Period, (a) KACALP and Saba shall each refrain from making or causing to be made, (b) Saba shall cause its Affiliates (including the Saba Entities) to refrain from making or causing to be made, (c) KACALP shall cause KA Fund Advisors, LLC ("KAFA"), the Fund, the Surviving Fund, the Buying KACALP Persons, and any of its other Affiliates with knowledge of the transactions contemplated hereby, to refrain from making or causing to be made, and (d) each of Saba and KACALP shall cause, and shall cause the persons contemplated by the foregoing clauses (b) and (c) to cause, its respective principals, directors, members, general partners, officers, employees and, to the extent such persons have knowledge of the transactions contemplated hereby, agents and, solely with respect to statements made in connection with the Merger Transaction, the Fund, the Surviving Fund, or this Agreement, advisors, to refrain from making or causing to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise, whether true or false, disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (i) in the case of such statements or announcements by Saba or the persons contemplated by the foregoing clause (b): (A) KACALP, (B) the persons contemplated by the foregoing clause (c), (C) any of their respective Affiliates, subsidiaries or investment advisers, or (D) any of its or their respective current or former principals, members, general partners, officers, directors or employees or any person who has served in any such capacity with respect to KACALP and, solely with respect to statements made in connection with the Merger Transaction, the Fund, the Surviving Fund, or this Agreement, KACALP's advisors (including, without limitation, any statements or announcements regarding the Fund's or the Surviving Fund's strategy, operations, performance, products or services), and (ii) in the case of statements or announcements by KACALP or the persons contemplated by the foregoing clause (c): (A) Saba, (B) the persons contemplated by the foregoing clause (b), (C) any of their respective Affiliates, subsidiaries or advisors, or (D) any of its or their respective current or former principals, members, general partners, officers, directors or employees or any person who has served in any such capacity with respect to Saba and, solely with respect to statements made in connection with the Merger Transaction, the Fund, the Surviving Fund, or this Agreement, Saba's advisors.  For the avoidance of doubt, nothing in this Section 4.1 will operate to limit or prohibit any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over such Party or from making any factual statement made as part of a proceeding to enforce this Agreement or any Purchase Agreement or as otherwise legally required.

Section 5. Miscellaneous

5.1 Specific Performance.  Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in New York, New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.  All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

5.2 Jurisdiction; Venue; Waiver of Jury Trial.  The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in New York, New York (and the appellate courts thereof) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in New York, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.3 Entire Agreement.  This Agreement, together with any Purchase Agreements and the Confidentiality and Non-Disclosure Agreement between Saba and KAFA dated as of May 31, 2023 (except for the last sentence of Section 4 thereof, which, for the avoidance of doubt, is superseded by this Agreement), supersede all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same.  No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

5.4 Section Headings.  Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

5.5 Notice.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

If to KACALP, to:

c/o Kayne Anderson Capital Advisors, L.P.

2121 Avenue of the Stars, 9th Floor

Los Angeles, CA 90067

Attention: Michael O'Neil; Matt Barbabella

Email: moneil@kaynecapital.com; mbarbabella@kaynecapital.com

If to Saba, to

Saba Capital Management, L.P.

405 Lexington Avenue, 58th Floor

New York, New York 10174

Attention: Michael D'Angelo

Email: Michael.D'Angelo@sabacapital.com

5.6 Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

5.7 Expenses.  All attorneys' fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

5.8 Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

5.9 Binding Effect; No Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that notwithstanding the foregoing, the Fund and the Surviving Fund are each intended third-party beneficiaries of this Agreement.  No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties; provided, however, that, notwithstanding the foregoing, KACALP may assign all or a portion of its purchase obligation under any Purchase Agreement pursuant to and in accordance with Section 6(d) thereof.  Any attempted assignment in violation of this Section 5.9 will be null and void.

5.10 Amendments; Waivers.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

5.11 Receipt of Adequate Information; No Reliance; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement.  Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such Party by reason of the foregoing shall have no application and is expressly waived.  The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

5.12 Counterparts; Electronic Execution.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

5.13 Purchase of Shares by KACALP.

(a) KACALP hereby agrees to (or to cause the Buying KACALP Persons to) purchase for cash the Purchased Shares (as defined below), which includes Eligible Shares received by any Saba Entity that is a party hereunder as Stock Consideration as a result of the Merger Transaction, as well as any Eligible Shares received as Stock Consideration as a result of the Merger Transaction by any other Saba client so electing to have its Eligible Shares purchased pursuant to a Purchase Agreement in accordance with Section 5.13(a)(iii) below (such selling Saba clients, together with the Saba Entities selling Eligible Shares, the "Selling Saba Entities"), in each case subject to the terms set forth in the Purchase Agreements and below:

(i) The "Per Share Purchase Price" for each share of the Purchased Shares shall be an amount equal to ninety-seven percent (97%) of the NAV per share of the Surviving Fund Common Shares, measured as of two (2) business days before the Closing Date (as defined below).  The "Purchase Price" shall equal the product of the Per Share Purchase Price multiplied by the number of Purchased Shares.  For the avoidance of doubt, the aggregate Purchase Price paid to all Selling Saba Entities (as defined in the Purchase Agreements) shall not exceed twenty million dollars ($20,000,000).

A. If the product of the Per Share Purchase Price multiplied by the Eligible Shares (as defined below) exceeds twenty million dollars ($20,000,000), then, notwithstanding anything to the contrary contained herein, (1) KACALP shall be required to (or to cause the Buying KACALP Persons to) purchase, and Saba and the Selling Saba Entities shall be required to sell, only such number of Eligible Shares as can be purchased for $20,000,000 at the Per Share Purchase Price, rounded down to the nearest whole number of shares (the "Purchased Shares") and (2) Saba shall determine, in its sole discretion, the amount of Eligible Shares (with a total value not to exceed twenty million dollars ($20,000,000)) to be purchased from each Selling Saba Entity, and shall provide the details of such determination (including the amount of Purchased Shares and Purchase Price allocable to each Selling Saba Entity) (the "Allocation Statement") to KACALP no later than two (2) business days prior to the Closing Date.

B. "Eligible Shares" shall mean, collectively, Surviving Fund Common Shares received by any Selling Saba Entity as Stock Consideration in connection with the Merger Transaction.

(ii) The closing of such transactions contemplated by this Section 5.13 and by the Purchase Agreements (the "Closing") shall take place electronically by the virtual exchange of deliverables and signatures on the tenth (10th) business day following the closing of the transactions contemplated by the Merger Agreement, or on such other date as may be agreed to by the Parties (the date upon which the Closing shall occur is referred to herein as the "Closing Date").

(iii) The foregoing transactions will be effected pursuant to a share purchase agreement in substantially the form attached hereto as Exhibit A (the "Purchase Agreement").  KACALP agrees to, and to cause the Buying KACALP Persons to, and Saba agrees to, and to cause the Selling Saba Entities to, duly execute and deliver a counterpart of the Purchase Agreement no later than two (2) business days before the Closing Date.

[Signature Pages Follow]

In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

SABA CAPITAL MANAGEMENT, L.P. _______________________________ Name: Michael D'Angelo Title: COO

KAYNE ANDERSON CAPITAL ADVISORS, L.P. _______________________________ Name: Paul Blank Title: President

Exhibit A

[FORM OF] SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this "Agreement") is entered into as of [●], 2023, by and between Saba Capital Management, L.P. ("Saba"), as investment manager on behalf of each of the [Saba Entities] [Persons] listed on Schedule A (each a "Selling Saba Entity", and together, the "Selling Saba Entities"), Kayne Anderson Capital Advisors, L.P. ("KACALP"), and the KACALP assignees and designees under Section 6(d) listed on Schedule B (each a "Buying KACALP Person" and, together, the "Buying KACALP Persons"). Saba, the Selling Saba Entities, KACALP and the Buying KACALP Persons are collectively herein referred to as the "Parties" and each, individually, a "Party".

PRELIMINARY STATEMENT

WHEREAS, reference is hereby made to that certain Standstill Agreement, dated as of August [●], 2023, by and between Saba and KACALP (the "Standstill Agreement"), and capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Standstill Agreement;

WHEREAS, as a result of the closing of transactions contemplated under the Merger Agreement, Saba's Fund Common Shares will be converted to either Stock Consideration or Cash Consideration; and

WHEREAS, Saba and the Selling Saba Entities desire to sell and transfer to KACALP and the Buying KACALP Persons, and KACALP and the Buying KACALP Persons desire to purchase from the Selling Saba Entities, all of the Purchased Shares.

NOW, THEREFORE, in consideration of the foregoing and the promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Purchase and Sale of Shares; Purchase Price. On the Closing Date (as defined herein) and subject to the terms and conditions set forth in this Agreement and in Section

5.13 of the Standstill Agreement, KACALP and the Buying KACALP Persons hereby agree to purchase from Saba and the Selling Saba Entities, and Saba and the Selling Saba Entities hereby agree to sell, assign, convey, transfer and deliver to KACALP and the Buying KACALP Persons, the Purchased Shares set forth opposite such Party's name on Exhibit A or Exhibit B, as applicable, free and clear of all taxes, debts, claims, judgments, liens or encumbrances.

(a) The "Per Share Purchase Price" for each share of the Purchased Shares shall be an amount of cash equal to ninety-seven percent (97%) of the NAV per share of the Surviving Fund Common Shares, measured as of two (2) business days before the Closing Date. The "Purchase Price" shall equal the product of the Per Share Purchase Price multiplied by the number of the Purchased Shares. For the avoidance of doubt, the aggregate Purchase Price paid to all Selling Saba Entities (whether hereunder or under similar such share purchase agreements entered into in connection with the transactions contemplated hereby) shall not exceed twenty million dollars ($20,000,000).

2. The Closing.

(a) The closing of the transactions herein contemplated (the "Closing") shall take place electronically by the virtual exchange of deliverables and signatures on the tenth (10th) business day following the closing of the transactions contemplated by the Merger Agreement, or on such other date as may be agreed to by the Parties (the date upon which the Closing shall occur is referred to herein as the "Closing Date").

(b) At the Closing, (i) KACALP shall pay or cause to be paid to the appropriate Selling Saba Entity2, in immediately available U.S. funds, the portion of the Purchase Price allocable to such Selling Saba Entity pursuant to the Allocation Statement, in accordance with payment instructions provided by Saba at least two (2) business days prior to the Closing Date; (ii) Saba and the Selling Saba Entities shall deliver to KACALP stock powers, transfer authorizations, broker letters, certificates of authority, tax releases and such other documents as are necessary to vest in KACALP and the Buying KACALP Persons, as applicable, title to the Purchased Shares free and clear of all taxes, debts, claims, judgments, liens or encumbrances; and (iii) the Parties shall deliver, or cause to be delivered, to each other, such other instruments and documents as may be reasonably necessary or appropriate in connection with the transactions contemplated hereby.

3. Representations and Warranties of Saba. Saba and each Selling Saba Entity hereby represent and warrant to KACALP and the Buying KACALP Persons that the following representations and warranties are true and correct as of the date hereof and as of the Closing:

(a) Saba or one of the Selling Saba Entities is the sole beneficial owner of the Purchased Shares, with full power and authority to sell, assign, convey, transfer and deliver such Purchased Shares, and to vote and consent to matters concerning the Purchased Shares, and Saba and the Selling Saba Entities have not lent or agreed to lend such Purchased Shares to any third party.

(b) Saba or one of the Selling Saba Entities has good and valid title to the Purchased Shares, which Purchased Shares are owned beneficially or of record by Saba or one of the Selling Saba Entities free and clear of all taxes, debts, claims, judgments, liens or encumbrances. Upon payment of the Purchase Price as herein provided, KACALP or a Buying KACALP Person shall obtain good and valid title to the Purchased Shares, free and clear of all taxes, debts, claims, judgments, liens or encumbrances of any nature whatsoever.

(c) Saba is duly formed and validly existing as a limited partnership in good standing under the laws of the State of Delaware. Such Selling Saba Entity is duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Saba and such Selling Saba Entity have the full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by Saba and such Selling Saba Entity and constitutes a legal, valid and binding obligation of Saba and such Selling Saba Entity, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.

(d) The execution, delivery and performance of this Agreement by Saba and such Selling Saba Entity do not and shall not (i) violate any order, judgment or provision of law, rule or regulation applicable to Saba, Saba's properties, such Selling Saba Entity or its properties or (ii) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which Saba or such Selling Saba Entity is a party or under its certificate of limited partnership, limited partnership agreement or other governing instruments.

(e) No permit, authorization, consent or approval of or by, or any notification of or registration, declaration or filing is required to be obtained or made by Saba or such Selling Saba Entity in connection with the execution, delivery and performance by Saba or such Selling Saba Entity of this Agreement, the consummation by Saba or such Selling Saba Entity of the transactions contemplated hereby, or the sale or delivery to KACALP and the Buying KACALP Persons, as applicable, by Saba or such Selling Saba Entity of the Purchased Shares.

(f) Saba and such Selling Saba Entity acknowledge that KACALP and the Buying KACALP Persons make no representations or warranties with respect to any matters relating to KACALP and the Buying KACALP Persons, except to the extent expressly provided in Section 4 hereof.

(g) Saba and such Selling Saba Entity acknowledges that KACALP and the Buying KACALP Persons will rely upon the truth and accuracy of the foregoing representations.

4. Representations and Warranties of KACALP. KACALP and each Buying KACALP Person hereby represent and warrant to Saba and the Selling Saba Entities that the following representations and warranties are true and correct as of the date hereof and as of the Closing:

(a) KACALP is duly formed and validly existing as a limited partnership in good standing under the laws of the State of Delaware. If such Buying KACALP Person is an entity, such Buying KACALP Person is duly organized and validly existing under the laws of its jurisdiction of organization. KACALP and such Buying KACALP Person have the full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement. This Agreement has been duly authorized (with respect to Buying KACALP Persons that are entities), executed and delivered by KACALP and such Buying KACALP Person and constitutes a legal, valid and binding obligation of KACALP and such Buying KACALP Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.

(b) The execution, delivery and performance of this Agreement by KACALP and such Buying KACALP Person do not and shall not (i) violate any order, judgment or provision of law, rule or regulation applicable to it or its properties or (ii) if such Buying KACALP Person is an entity, conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it is a party or under its certificate of limited partnership, limited partnership agreement or other governing instruments.

(c) No permit, authorization, consent or approval of or by, or any notification of or registration, declaration or filing is required to be obtained or made by KACALP or such Buying KACALP Person in connection with the execution, delivery and performance by KACALP or such Buying KACALP Person of this Agreement, the consummation by KACALP or such Buying KACALP Person of the transactions contemplated hereby, or the purchase by KACALP or such Buying KACALP Person from Saba and the Selling Saba Entities of the Purchased Shares.

(d) KACALP and such Buying KACALP Person acknowledge that Saba and the Selling Saba Entities make no representations or warranties with respect to any matters relating to Saba or the Selling Saba Entities, except to the extent expressly provided in Section 3 hereof.

(e) KACALP and such Buying KACALP Person acknowledge that Saba and the Selling Saba Entities will rely upon the truth and accuracy of the foregoing representations.

5. Closing Conditions.

(a) The purchase of the Purchased Shares by KACALP and the Buying KACALP Persons, as applicable, on the Closing Date is conditioned upon the satisfaction of the following conditions, any of which may, at KACALP's discretion, be waived in whole or in part:

(i) All representations and warranties of Saba and the Selling Saba Entities contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, and Saba and the Saba Entities (including the Selling Saba Entities) shall have performed or complied with all obligations and agreements contained in this Agreement and the Standstill Agreement to be performed and complied with by Saba and the Saba Entities (including the Selling Saba Entities), as applicable (including, where applicable, causing the Saba Entities (including the Selling Saba Entities) to perform or comply with an obligation or agreement), at or prior to the Closing Date.

(ii) No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental, quasi-governmental or regulatory department or authority preventing the purchase and sale of the Purchased Shares shall be in effect as of the Closing Date, and no action, suit or proceeding brought by any governmental, quasi- governmental or regulatory department or authority shall be pending (or threatened in writing prior to the closing of the Merger Transaction) as of the Closing Date which seeks any injunction, restraining order or other order which would prohibit the purchase and sale of the Purchased Shares.

(iii) The Standstill Agreement shall be in full force and effect, and Saba shall not be in breach in any material respect of any of its obligations under the Standstill Agreement (including, where applicable, causing the Saba Entities (including the Selling Saba Entities) to perform or comply with an obligation or agreement).

(iv) The Merger Transaction shall have been completed.

(b) The sale of the Purchased Shares by Saba and the Selling Saba Entities on the Closing Date is conditioned upon the satisfaction of the following conditions, any of which may, at Saba's discretion, be waived in whole or in part:

(i) All representations and warranties of KACALP and the Buying KACALP Persons contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date and KACALP and the Buying KACALP Persons shall have performed or complied with all obligations and agreements contained in this Agreement and the Standstill Agreement to be performed and complied with by KACALP and the Buying KACALP Persons, as applicable (including, where applicable, causing the Buying KACALP Persons to perform or comply with an obligation or agreement) at or prior to the Closing Date.

(ii) No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental, quasi-governmental or regulatory department or authority preventing the purchase and sale of the Purchased Shares shall be in effect as of the Closing Date, and no action, suit or proceeding brought by any governmental, quasi- governmental or regulatory department or authority shall be pending (or threatened in writing prior to the closing of the Merger Transaction) as of the Closing Date which seeks any injunction, restraining order or other order which would prohibit the purchase and sale of the Purchased Shares.

(iii) The Standstill Agreement shall be in full force and effect, and KACALP shall not be in breach in any material respect of any of its obligations under the Standstill Agreement (including, where applicable, causing the Buying KACALP Persons to perform or comply with an obligation or agreement).

(iv) The Merger Transaction shall have been completed.

6. Miscellaneous.

(a) General. Section 2.1 and Section 5 of the Standstill Agreement (other than Section 5.9 and, other than with respect to the incorporation herein of defined terms contained therein, Section 5.13(a)(iii) thereof) are hereby incorporated herein by reference, on a mutatis mutandis basis.

(b) Further Assurances. Each of the Parties agrees on behalf of itself and its assigns or successors in interest that it will, without further consideration, upon reasonable request, execute, acknowledge and deliver such other documents and take such further action as reasonably may be necessary to carry out the purposes of this Agreement and any legal requirements in connection herewith.

(c) Termination. This Agreement shall terminate and be of no further force or effect, automatically and without any action on the part of any person, immediately upon the termination of the Merger Agreement (without the transactions contemplated thereby having been consummated).

(d) Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties; provided, however, that, notwithstanding the foregoing, KACALP may assign all or a portion of its purchase obligation under this Agreement to one or more of its Affiliates, or employees, officers or partners of any of them; provided, further, that in each case, no such transfer or assignment shall relieve KACALP of any of its obligations hereunder (including, for the avoidance of doubt, under Section 2(b)(i)). Any attempted assignment in violation of this Section 6(d) will be null and void.

(e) Notices. Any notice to be sent to any Selling Saba Entity hereunder shall be sent to Saba in accordance with Section 5.5 of the Standstill Agreement. Any notice to be sent to any Buying KACALP Person hereunder shall be sent to KACALP in accordance with Section 5.5 of the Standstill Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SABA CAPITAL MANAGEMENT, L.P.

________________________________

Name: Michael D'Angelo

Title: COO

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

________________________________

Name: Paul Blank

Title: President

[SELLING SABA ENTITY]

________________________________

Name:

Title:

[BUYING KACALP PERSON]

________________________________

Name:

Title:

Schedule A
Selling Saba Entities

Schedule B
Buying KACALP Persons